EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2014

Calabasas Hills, CA — April 23, 2014 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the first quarter of fiscal 2014, which ended on April 1, 2014.

Total revenues were $481.4 million in the first quarter of fiscal 2014 as compared to $463.0 million in the prior year first quarter.  Net income and diluted net income per share were $22.5 million and $0.43, respectively, in the first quarter of fiscal 2014.  The Company’s diluted net income per share was affected by a greater than expected impact from both inclement weather and a holiday shift during the first quarter of fiscal 2014, as well as costs associated with a pending settlement of a legal claim.

The Company recorded a $186,000 pre-tax charge during the first quarter of fiscal 2014 related to the planned relocation of one The Cheesecake Factory restaurant.  Excluding this item, net income was $22.6 million and diluted net income per share remained $0.43.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.9% in the first quarter of fiscal 2014, but were negatively impacted by approximately 2.0% due to severe winter storms and the effect of a holiday shift relative to the prior year.

By concept, comparable restaurant sales grew 1.2% at The Cheesecake Factory and declined 2.9% at Grand Lux Cafe.

“The Cheesecake Factory is a highly differentiated concept defined by an extensive menu, outstanding food quality and high service levels, which collectively contribute to a unique dining experience for our guests.  These competitive advantages and the strong brand appeal they create among consumers ultimately drive our ability to deliver consistent and dependable comparable sales results over a sustained period of time.  This was the case again in the first quarter of 2014 where we continued to significantly outpace overall casual dining trends,” said David Overton, Chairman and Chief Executive Officer.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“Notably, the strength of our sales performance was broad-based, with positive comparable sales in each of our markets, outside of the areas impacted by the harsh winter storms, with exceptional strength in the three states that represent our largest markets—California, Florida and Texas.  In addition, the strength of our brand also contributed to strong gift card sales this past holiday season, and we saw healthy growth in gift card usage during the first quarter,” continued Overton.

Development

The Company opened one restaurant in the first quarter of fiscal 2014, in line with its plans, and now expects to open as many as ten Company-owned restaurants in fiscal 2014.  Internationally, the Company expects as many as three to four restaurants to open in the Middle East and Mexico under licensing agreements, based on visibility the Company now has on the timing of openings.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s common stock.  The dividend is payable on May 20, 2014 to shareholders of record at the close of business on May 7, 2014.

During the first quarter of fiscal 2014, the Company repurchased 2.1 million shares of its common stock at a cost of $99.0 million.  The Company continues to expect that it will return substantially all of its free cash flow to shareholders in fiscal 2014 in the form of dividends and share repurchases.

“In addition to ongoing solid business trends, we also continue to effectively utilize our capital to invest in growth and simultaneously return a substantial amount of cash to shareholders.  We strategically accelerated our repurchase activity in the first quarter of 2014, which should help to drive a higher level of total shareholder returns this year,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the first quarter of fiscal 2014 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through May 23, 2014.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 181 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 169 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, four The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce approximately 70 varieties of quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to protect its competitive advantages and continue to deliver a unique guest experience; consumer demand for the Company’s brand; the Company’s ability to deliver consistent and dependable comparable sales results over a sustained period of time; the Company’s ability to continue to outperform the casual dining industry; the Company’s ability to drive gift card sales and restaurant sales across geographies; the Company’s ability to expand its concepts domestically and work with its licensees to expand its concept internationally; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macroeconomic conditions; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended
	April 1, 2014		April 2, 2013
Consolidated Statements of Operations	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$481,431	100.0%	$463,018	100.0%
Costs and expenses:
Cost of sales	119,362	24.8%	114,293	24.7%
Labor expenses	159,450	33.1%	150,983	32.6%
Other operating costs and expenses	115,633	24.0%	110,978	24.0%
General and administrative expenses	31,242	6.5%	28,789	6.2%
Depreciation and amortization expenses	20,251	4.2%	19,230	4.2%
Impairment of assets and lease terminations	186	0.0%	644	0.1%
Preopening costs	2,234	0.5%	1,314	0.3%
Total costs and expenses	448,358	93.1%	426,231	92.1%
Income from operations	33,073	6.9%	36,787	7.9%
Interest and other (expense)/income, net	(1,391)	(0.3)%	(1,310)	(0.2)%
Income before income taxes	31,682	6.6%	35,477	7.7%
Income tax provision	9,164	1.9%	10,185	2.2%
Net income	$22,518	4.7%	$25,292	5.5%

Basic net income per share	$0.44		$0.48
Basic weighted average shares outstanding	50,745		52,255

Diluted net income per share	$0.43		$0.47
Diluted weighted average shares outstanding	52,844		54,305

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$436,606	$412,551
Other	44,825	50,467
	$481,431	$463,018

Income from operations:
The Cheesecake Factory restaurants	$57,990	$59,237
Other	4,426	4,500
Corporate	(29,343)	(26,950)
	$33,073	$36,787

Selected Consolidated Balance Sheet Information	April 1, 2014	December 31, 2013
Cash and cash equivalents	$31,465	$61,751
Total assets	1,073,756	1,124,114
Long-term debt	25,000	—
Total liabilities	571,238	546,761
Stockholders’ equity	502,518	577,353

	13 Weeks Ended	13 Weeks Ended
Supplemental Information	April 1, 2014	April 2, 2013
Comparable restaurant sales percentage change	0.9%	1.4%
Restaurants opened during period	1	—
Restaurants open at period-end	181	174
Restaurant operating weeks	2,347	2,291

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the first quarter fiscal 2014 and 2013 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the first quarter fiscal 2014 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended
	April 1, 2014	April 2, 2013
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$22,518	$25,292
After-tax impact from:
- Impairment of assets and lease terminations (1)	112	386
Net income (non-GAAP)	$22,630	$25,678

Diluted net income per share (GAAP)
After-tax impact from:	$0.43	$0.47
- Impairment of assets and lease terminations (1)	0.00	0.01
Diluted net income per share (non-GAAP) (2)	$0.43	$0.47

(1)         The pre-tax amounts associated with these items were $186 in the first quarter of fiscal 2014, and $644 in the first quarter of fiscal 2013, and were recorded in impairment of assets and lease terminations.

(2)         Diluted net income per share may not add due to rounding.

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